Sub-Item 77Q1(d): Copies of Material Amendments to the Trusts Declaration of Trust Relating to Sub-Item 77I

The terms of the Class IR Shares for the Goldman
Sachs Structured Tax-Managed Equity Fund, the Goldman Sachs U.S. Equity Dividend and Premium
Fund, the Goldman Sachs International Equity
Dividend and Premium Fund and the Goldman Sachs
Structured International Tax-Managed Equity Fund
(the Funds) are described in Post-Effective Amendment
No. 255 to the Trusts Registration Statement on
Form N-1A filed with the Securities and Exchange Commission on August 30, 2010 (Accession No. 0000950123-10-082185).
Amendment No. 56 to the Trusts Agreement and Declaration of Trust, dated May 20, 2010, which established Class IR Shares for each of the Funds, is incorporated herein by reference to Exhibit (a)(57) to Post-Effective Amendment No.
249 to the Trusts Registration Statement on
Form N-1A filed with the Securities and Exchange
Commission on June 30, 2010
(Accession No. 0000950123-10-062676).